Exhibit 99.1

CORPORATE PARTICIPANTS

Doug Hoadley

The Mosaic Company - VP - Investor Relations

Fritz Corrigan

The Mosaic Company - President and CEO

Larry Stranghoener,

The Mosaic Company - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Don Carson

Merrill Lynch - Analyst

David Silver

JP Morgan - Analyst

Steve Byrne

Merrill Lynch - Analyst

Chris Willis

Impala Asset Management - Analyst

Seth Harvey

UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the second quarter 2006 Mosaic Company earnings conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today’s call, Mr. Doug Hoadley. Please proceed, sir.

Doug Hoadley - The Mosaic Company - VP - Investor Relations

Thank you. And, again, welcome to Mosaic’s fiscal 2006 second quarter conference call. My name is Doug Hoadley and I am the Vice President of Investor Relations for Mosaic. With me here today are Fritz Corrigan, President and Chief Executive Officer, and Lawrence Stranghoener, Executive Vice President and Chief Financial Officer. Before I turn the call over to Fritz for opening remarks, I will read our Safe Harbor statement.

Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial operating results. Such statements are based upon the current beliefs and the expectations of the Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to the predictability of fertilizer, raw material and energy markets, subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments, changes in environmental and other governmental regulation, the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global and the ability to fully realize the expected cost savings from their business combination within expected time frames, and adverse weather conditions affecting our operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall. Actual results may differ from those set forth in the forward-looking statements.

I would like to point out that the remarks made during the conference call are made based upon information and understandings that are believed to be accurate as of today’s date, January 17, 2006. Because of the time sensitive nature of this information, it is The Mosaic Company’s policy to limit the archive replay of the conference call for a period of seven days. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited. With that as important background, I’ll now turn it over to Fritz Corrigan.

Fritz Corrigan - The Mosaic Company - President and CEO

Thanks very much, Doug, and good morning to everybody. We performed reasonably well during the second quarter, despite hurricanes, soaring energy prices and high raw materials and operating costs. At the same time, many customers have delayed purchases, due to the uncertainties caused by record high and extremely volatile energy prices. That, in turn, has forced us to curtail production in order to avoid building high cost inventories in this uncertain environment. As you will hear, we’re making progress, but we expect these challenging conditions will persist for a while, and will negatively impact our third quarter results. Here are some highlights for our second quarter.

Second quarter net earnings for the period ended November 30, 2005 were $55 million or $0.13 per diluted share. This compares to a reported net loss of $8.4 million for last year’s second quarter. These results included several non-cash charges during the quarter, which Larry will address in his comments. Phosphate results benefited from higher prices, but were partially offset by higher raw material and operating costs. The potash business showed solid performance, as prices and margins continued to increase. However, market conditions began to soften toward the end of the second quarter. Unusually strong seasonal factors and soft export markets are expected to result in a weaker than anticipated third quarter. We expect performance to rebound strongly in the fourth quarter.

Now, before turning to our business segments, I’d like to take a few moments to comment about the general fertilizer market outlook. The long-term fundamentals of the crop nutrients business remain rock solid. For example, farmers have harvested the two largest crops ever produced on this planet during the past two years, and these were massive crops. The 2004 harvest was 10% or 220 million tonnes metric tonnes larger than the previous record set in 2001. And the 2005 harvest was 8% or 175 million metric tonnes greater than the 2001 crop. Yet the USDA reported last week that it expects a small decline in world grain and oil seed stocks during the 2005/2006 marketing year. That speaks volumes about global demand.

Steady increases in population and continued strong per capita income growth, particularly in the large and rapidly developing countries in Asia, are propelling the demand for food and the crop nutrients required to grow that food. In fact, many of the same demand fundamentals that are driving other commodity prices, such as energy and metals, are at play in the crop nutrient markets today. The growing use of grains and oil seeds for the production of bio-fuels also is helping boost these demand statistics. For example, the USDA estimates that ethanol producers will process almost 1.6 billion bushels of corn, or 14% of the U.S. 2005 crop, into ethanol this year. That’s up from about 1 billion bushels in just the last five years. There is little room for any problems in world grain and oil seed production. The modest post-harvest rally in grain prices indicates that markets are closely watching weather and crop conditions around the globe.

Now, there’s no doubt that high energy and fertilizer costs, along with current lower grain prices, have squeezed farm returns in many parts of the world. The problem is acute in Brazil, where the combination of a strong currency and compressed returns to farmers has hurt their export-based agricultural sector. But, conditions are better in other parts of the world. For example, our India team recently reported that, due to low wheat stocks, the local market price of wheat had jumped more — to more than $210 per metric ton, compared to the government procurement price of $142 per metric ton.

And farm income is still healthy in the United States. We expect that U.S. farmers will switch one to two million acres from corn to soybeans this spring. But this will only have a small impact on fertilizer demand. We project that U.S. nutrient use will decline 4 to 6% this fertilizer year due to the moderate acreage shifts and slightly lower application rates.

Turning now to our results, let me start with the phosphate market. DAP prices remain high, with the export price, fob Tampa, at around $260 to $265 per metric ton, and the central Florida domestic price around $230 to $233 per short ton. Our average diammonium phosphate, or DAP, price realization of $249 per metric ton increased $27 versus the comparable prior year period. Our export sales have slowed over the last two months, since we finished shipping large volumes to India and Pakistan during the second quarter, and are now focusing on contract shipments to countries such as China and Australia. The spot export market has seen little activity during the past holiday period, although U.S. prices have been relatively stable.

We continue to expect a decline in phosphate exports during calendar year 2006 of about one million tonnes. Most of this decline is due to an expected drop in imports by China and India, resulting from increases in domestic production in both of those countries during 2006. This decline in exports will be approximately offset by the recent closure of US Agri-Chemicals plant, which occurred during the second quarter.

The resolution to end our rock sales to US Ag-Chem was completed in early December and included a payment of $94 million. We also acquired equipment and spare parts from U.S. Ag-Chem’s Florida phosphate complex valued at about $32 million, which were in exchange for about 2.5 million shares of Mosaic stock. In addition, we have a binding contract with US Ag-Chem to purchase real estate with unmined phosphate rock reserves of approximately three million tonnes, in exchange for about 500,000 shares of Mosaic stock.

We continue to be concerned about high raw material prices, especially for ammonia. DAP costs of production on a per ton basis increased 27% in the second quarter compared with a year ago, partially offsetting the higher prices I already referred to. The Tampa-delivered ammonia price peaked at $399 per metric ton in early December, and though it declined to a current level of $388 per ton, it remains too high. Our DAP margins are expected to be lower in the third quarter as a result of these high raw material prices. In response, we are successfully promoting a product shift to more MAP, monoammonium phosphate, and less DAP, diammonium phosphate, as MAP contains significant less ammonia and, therefore, costs less to produce. We expect ammonia prices will decline for the fourth quarter, with expected seasonal decline in natural gas prices.

Mosaic’s production of DAP, MAP and triple super phosphate was 2.3 million metric tonnes, down 300,000 tonnes compared with the first quarter. Hurricane Katrina and Rita created production problems and supply chain disruptions, resulting in lower phosphate production levels. We have repeatedly said that we will operate our plants to match supply with demand. In response to the current sales environment, we are operating our Louisiana and Green Bay complexes at about 50% of capacity. This will reduce phosphate production by about 600,000 metric tonnes this fiscal year.

Shifting to phosphate rock, our production during the second quarter was 4.3 million metric tonnes, down 1.2 million tonnes from our first quarter. This was the result of the closure of our Kingsford rock mine in September, plus the temporary idling of our mines at the end of the second quarter in order to reduce rock inventories. We also idled all of our rock mines at the end of December so third quarter rock production will also be low. These production cutbacks result in higher operating costs on a per ton basis, due to higher fixed costs absorption charges, but these moves improved cash flow. Mosaic’s total phosphate sales volume was about 2.6 million metric tonnes in the second quarter and 5.6 million metric tonnes for the first half of our fiscal year. Sales to international fertilizer markets accounted for 69% of our quarter total, while North American fertilizer sales were about 20% and feed sales were about 11% of the total.

An attractive part of Mosaic’s phosphate segment is our feed phosphate business, where the international market is currently strong and prices have increased. We have feed phosphates capacity of about a million tonnes per year, and it’s running near those capacity levels today. In fact, we’re currently debottlenecking our two feed phosphate plants at New Wales and Riverview in Florida, with a goal of increasing capacity by five to ten% during calendar 2006.

One of the issues that we’ve noted in past earnings calls for our Florida phosphate operations has been the challenge of water treatment costs. For the second quarter fiscal 2006, water treatment costs declined to $4.6 million compared with $9.6 million for the first quarter, partly due to early successes with new technology in water treatment.

We’re projecting phosphate sales volumes, including fertilizer and feed, of 10.6 to 11 million metric tonnes for fiscal 2006. Therefore, second half sales volumes are expected to be lower compared with our first half total. DAP prices are expected to remain at or near current levels during the third quarter, but margins will likely be lower due to higher raw material and operating costs. The increase in raw material costs is primarily due to higher ammonia prices, while the increase in operating costs on a per ton basis is because of cutbacks in production in order to control inventories to match current purchasing activity and other factors.

Now let me turn to the potash market. Potash shipments were 1.9 million metric tonnes during our second quarter, 200,000 tonnes higher compared with our first quarter. However, demand began to slow during the end of the quarter, especially to the export market.

Our average potash price increased to $147 per metric tonne, up $37 per tonne from year-ago results and up $6 compared with the first quarter of 2006. We expect our average potash price to remain near or at current levels for the remainder of the fiscal year.

We have previously discussed the existence of several legacy long-term industrial sales contracts, which are at below-market pricing. These contracts accounted for about 17% of our volume many the second quarter, at prices that are approximately one-third or more below our average price. Prices under most of these industrial contracts increased over the past two months, but the average industrial potash price is still expected to remain well below the average potash price overall.

We are projecting potash sales of 7.8 to 8.2 million metric tonnes for fiscal 2006. This is lower than our prior expectations as a result of a slow domestic market in the first half and a softening in the export market during the third quarter. We previously announced a cutback in potash production of about 200,000 tonnes and have now increased this to about 400,000 tonnes, and we are prepared to make additional cutbacks, if necessary. As in our phosphate business, this will help match our inventories to current purchasing activity as dealers in North America, as well as some buyers in the Offshore market, are delaying purchases. These reduced production levels will result in higher operating costs on a per tonne basis, but will also improve our cash flow.

Turning to our Offshore segment, we showed an operating loss of $6.0 million in our second quarter. This was mainly the result of poor margins in Brazil, which continues to be affected by adverse farm economics. As we mentioned previously, Brazilian farm economics have been hurt by the appreciation of the real, a drop in soybean prices, sharply higher input costs and a severe drought in the southern part of the country. We expect total nutrient demand to be flat in Brazil in calendar 2006. We are currently reviewing our Brazilian strategy in order to reduce operating costs.

Offsetting the loss in our Offshore segments were equity earnings from our Brazilian and Chinese investments, which totaled about $8.0 million. Fosfertil, in Brazil, had equity earnings of about $6.6 million, and our investment in China had equity earnings of $1.3 million during the second quarter. Fosfertil’s equity earnings are expected to be lower in the second half of 2006 compared to the first half, as a result of the weak Brazilian market.

And finally, our fourth segment, Nitrogen, we had second quarter operating earnings of $5.0 million, plus $5.0 million in equity earnings from our investment in Saskferco. Saskferco continues to be a strong performer and generated strong earnings during this period of record high natural gas prices, because its one of the most energy-efficient plants in North America.

Now let me turn to cost synergies.

Mosaic is focused on the execution of achieving cost synergies, and we will continue at a pace that is ahead of schedule. At the end of the second quarter, we estimate that synergy savings on an annual run-rate basis reached $111 million, which is ahead of our full-year objective of $90 to $110 million. Our goal remains $145 million by the end of fiscal 2007. These synergy benefits include cost reductions and cost avoidance initiatives, production enhancement efforts, opportunity savings, capital spending avoidance, and other benefits. And these synergies help offset higher costs for energy and other energy derived inputs, wages and benefits, water treatment, raw materials, inflation and the one-time costs required to achieve these synergy benefits. We remain focused on reducing our costs and improving cash flow in general, and we still have lots of opportunity to make progress.

I’ll now turn the call over to Larry for a more detailed review of our financial results and the outlook for our key drivers. Larry.

Larry Stranghoener, - The Mosaic Company - EVP & CFO

Thank you, Fritz. Before I review some of our key financial results for the second quarter, I would like to discuss some of the control issues Mosaic has identified. As you know, we disclosed a material weakness in internal controls over financial reporting in our 10-K, which was filed last August. The material weakness we noted is our lack of a sufficient number of adequately trained finance and accounting personnel in our field operations with appropriate U.S. GAAP experience. We have been actively engaged in addressing this weakness and improving the overall internal control environment within our new organization. We have made progress over the last six months: for example, we have hired new finance people, repositioned others, and are currently conducting an external search for a new corporate controller; we are implementing new systems; we have developed and are rolling out consistent accounting policies; we have established a quarterly business review process and in-depth monthly financial reviews; we are implementing an internal audit program with global reach; and we have initiated formal training programs.

In addition, we are well into our SOX 404 compliance work. As a reminder, we must first comply with SOX at the end of this fiscal year. Thus far in our assessment process, we have identified several areas of potential risk under Section 404, in addition to the material weakness already noted as follows: First, entity level controls are still maturing in line with our overall merger integration process. For example, policies and procedures are not yet fully developed and adhered to, and our compliance and control structure is still evolving.

Second, we have not yet established adequate segregation of duties, and likely will not fully remediate this potential risk until our new enterprise resource planning system is implemented early in fiscal 2007.

Third, we are still establishing effective controls and processes in our corporate financial statement close and consolidation and corporate tax areas. New people, systems transitions and merger-related issues all cause us to operate less effectively today than we will in the future in these areas.

We are working aggressively to address these risks, as part of our overall program to build a strong and effective control structure and culture. I personally have been spending a great amount of time on this, and it will remain a high priority until we get it right. Please note that despite our current control issues, we believe that our financial statements are fairly and accurately stated in all material respects.

Let me now turn to our financial results for the quarter. As Fritz has already noted, we had sales of $1.5 billion in the second quarter and net earnings of $55 million.

As noted in our press release, we recorded several non-cash, pre-tax charges during the quarter. First, there were $7.5 million of losses on unrealized derivative contracts. These contracts are used to hedge our economic exposure to foreign currency and commodity price risks, and relate primarily to the Canadian dollar and natural gas. This loss is in contrast to $61 million of unrealized gains on derivatives in our first quarter.

Second, we had non-cash foreign currency transaction losses of $14.0 million during the quarter. This is due to the strengthening of the Canadian dollar. The Canadian dollar is the functional currency for our potash business. Translation of U.S. dollar denominated balance sheet accounts to its Canadian dollar functional currency results in transaction gains or losses reflected on Mosaic’s consolidated statements of operations. Because this is a non-cash accounting exposure, we choose not to spend money to hedge it.

Finally, we had additional depreciation of $9.6 million during the second quarter, due to the finalization of fair values of assets as part of purchase price accounting. This amount is a catch-up adjustment, which primarily impacted our phosphate segment’s net earnings.

Mosaic’s selling, general and administrative costs were $67 million in the second quarter. These expenses were higher than expected, primarily because of investments related to improving Mosaic’s systems, compliance, and control environment, as I discussed earlier. We expect the remaining two quarters to be closer to the prior guidance of around $60 million of SG&A per quarter. As we have noted before, future SG&A costs will benefit from the implementation of our new enterprise resource planning system, which is now expected to be ready for an October 2006 implementation. This system will allow us to eliminate duplicate systems and greatly streamline business processes. It will also help improve our internal control environment and aid in our SOX 404 compliance efforts. For now, however, we are spending considerable time and money on building our system, processes and control infrastructure.

Mosaic’s effective tax rate was 48.9%, which is above the high-end of our guidance. For the first six months of our fiscal year, the tax rate was 46.4%. This high tax rate results from the profit mix between our business segments, certain tax attributes in our potash entities, losses in Brazil, and other factors. We currently expect our full-year tax rate, however, to be in the 40% to 45% range, and we expect net cash taxes paid to be significantly lower than the accrual rate.

Capital expenditures of $91 million were in line with our full-year guidance of $350 to $400 million. Significant projects underway include productivity investments in our Phosphates business, our Esterhazy expansion, and construction of a single super phosphate facility in Argentina.

Interest charges were $43 million compared with $38 million in the first quarter of 2006. Interest expense is expected to range from $40 to $45 million per quarter, including about $12 million in amortization credits.

For the quarter, EBITDA or earnings before interest, taxes and depreciation, was $220.1 million.

Finally note that you will see our balance sheet and cash flow statements in our 10-Q, which will be filed this afternoon. Balance sheet highlights include total debt of $2.5 billion and a total debt to capital ratio of 41%. We expect debt levels to rise, as cash flow weakens during the third quarter. As Fritz noted earlier, we are currently building phosphate and potash inventories for an expected stronger fourth quarter. This results, however, in increasing inventory levels during a period of seasonally slow cash receipts. As a result, since the end of our second quarter, we have begun to borrow funds under our revolving credit facility, with borrowings totaling $93.0 million as of December 31, 2005. This is due in part to the financing of the USAC transaction in the second quarter, which resulted in a cash payment of $94 million. We will borrow additional funds under the revolving credit facility in the future, and are carefully monitoring inventory levels and cash flow trends so that short term cash needs do not exceed our available borrowing capacity. Full year cash flow is dependent on the expected sales upturn in the fourth quarter. As of December 31, 2005, we have $215.1 million of additional borrowings available under our revolving credit facility.

Now I will turn this back to Fritz for closing comments.

Fritz Corrigan - The Mosaic Company - President and CEO

Thanks, Larry. Before we turn to questions, I’d like to further discuss our projections for the second half of fiscal 2006. As noted in the press release and earlier in this call, third quarter results are expected to be very weak, as volumes are low due to unusually strong seasonal factors and the soft export market. North American dealers, as well as offshore markets, have delayed purchases due to high fertilizer and energy prices. In response, we’ve cut back our production of potash and phosphates to limit increases in our inventories, especially given current high raw material costs and to better match supply with our customer’s purchasing activity. As a consequence, the industry may face acute logistical challenges when the spring season in North America begins if shipments domestically don’t accelerate soon. We do expect strong fourth quarter results, as farmers will need the fertilizer for their planting season and dealers are likely to start making their purchases in the very near future.

Let me end by stating the obvious. This is a cyclical industry with a strong seasonal pattern. We believe the phosphate and potash cycles are still quite positive, as prices are near all time highs. Supply and demand remain fairly well balanced, but we’re faced with the current seasonal challenge. Markets are great for potash and were quite good for phosphates until the recent rise in ammonia prices. Our strategy is clear. We will reduce production to match our supply with our customer’s purchasing activity. And we will continue to do this as necessary and are willing to make further production cutbacks until sales start to increase. We continue to face some challenges, including combining two large companies, operating a phosphates business and managing water in the midst of a half a dozen hurricanes, and managing our risks during unprecedented high energy prices.

Despite these challenges, though, I want to assure you that we’re focused on results. We’re focused on completing our integration, strengthening our internal controls and most importantly, generating cash. And we are beginning to see the transformation of a young, newly merged entity into a clear leader in our industry. Our future is a bright one.

With those comments, I’d like to thank you for your time today, and I’ll now turn this back to Doug.

Doug Hoadley - The Mosaic Company - VP - Investor Relations

Thank you, Fritz. Colby, could you please open up the phone line for questions now?

QUESTION AND ANSWER

Operator

Yes sir. [OPERATOR INSTRUCTIONS] Your first question comes from the line of Don Carson with Merrill Lynch. Please proceed.

Don Carson - Merrill Lynch - Analyst

Yes, thank you. Fritz, a couple questions in the near term outlook. First, I guess obviously for the near quarter, your guidance depends in part on when you think dealers and growers start coming back into the market, and just wondering if you can make comments there? And you talked about acute logistical difficulties. What steps are you taking to meet what you see is the real resurgence in demand in your fiscal fourth quarter?

Fritz Corrigan - The Mosaic Company - President and CEO

Thanks for the questions, Don. First of all, we expect that dealers will be starting to place orders in mid-late February, early March. That’s the normal pattern. Weather, of course, has an impact on that. If we see an open spring coming and weather forecasts are good, dealers will order sooner than that. And the converse is true if we get wet weather and a slow opening to the spring.

In terms of shipments, we are work very closely with the CSX Railroad on a daily basis. In December, we had shortages versus car orders. Basically they had shipped — given us cars that we needed through the 20th of the month, and we were short cars thereafter for the rest of the month. We’ve got a very well established relationship with the CSX Railroad, who’s our primary rail carrier. I personally meet with them once a quarter, and we’re hopeful that they will make available cars for our shipments in the spring. But if we bunch those orders up, they’re not going to be able to provide all of the cars that our dealer customers need in order to get the fertilizer in their hands in time for planting season.

Don Carson - Merrill Lynch - Analyst

And a follow-up on potash, two questions there. One with the softness in the market currently, any thoughts of, you know, delaying the expansion at Esterhazy? And secondly, just what are your observations about the current impasse between the Chinese and the Russians? How long do you think the Chinese can stay out of the market? What intelligence do you have on their inventories? And how would you handicap the willingness of the Bela-Russians and Russians to match Canadian production cutbacks?

Fritz Corrigan - The Mosaic Company - President and CEO

That’s three good questions, Don. The first one, our Esterhazy expansion, we review that on a weekly basis. We’re going slow during the wintertime, and taking a bit of a pause right now, given the weather conditions and so forth. We expect that expansion will be on-stream late in the summer or early fall next year. It may be delayed just a little bit, but fundamentally, that’s a very low cost operation. It’s a logical move for us to grow for the future. As I said earlier, the fundamentals of fertilizer demand are rock solid. We’re building for the future here, so this is a short term blip we expect.

As to the Russians and the Chinese negotiations, we watch that just as carefully as you’re watching it. I think that there are some large egos involved in that discussion and the indication that we’ve had in the last few days that’s positive is that the Russians are, for the first time, managing their supply by taking down capacity, not running until the contract for 2006 has been negotiated. What the Russians are trying to do is get a catch-up price increase in place with the Chinese. The Chinese had the benefit of buying at much lower than market over the past year, as market prices have moved up, and the increases the Russians are seeking are nothing more than to get the Chinese up to current market levels. I think that they’re going to be very firm on their points of view. That’s a — you know, from what we can tell in the marketplace, and so we watch also a very carefully to see how those negotiations come out.

Don Carson - Merrill Lynch - Analyst

Thank you.

Operator

Your next question comes from the line of David Silver with JP Morgan. Please proceed.

David Silver - JP Morgan - Analyst

Hi. I’d like to ask a couple of questions on international phosphate. So, Fritz, I was wondering if you could give us your latest thoughts on negotiations for a new Chinese contract? You mentioned that you are expecting reduced demand from both China and India. So, I was wondering if you could give us a sense of the timing and scale of what a likely contract might look like for 2006? Secondly, if you could give us your thoughts on the former Oswal facility in India, and what you’re expecting in terms of when that plant might resume production and what rate it might produce at? Thanks.

Fritz Corrigan - The Mosaic Company - President and CEO

David, the situation with respect to phosphate in China is as follows: we are, through PhosChem, continuing to ship on the remaining balance of our 2005 contract, which we’ve extended over into the middle of 2006. And while we’re doing that, we’re beginning negotiations with them on a 2006 contract.

The situation in China is developing in an interesting fashion. Our intelligence suggests that the subsidies available to Chinese phosphate producers are gradually being removed, subsidies for energy and particularly in transportation. In the past, the rail freight rates within China were basically like a postage stamp rate, $0.39 can get you anywhere in the United States. Same thing for maybe a little more than $0.39, but same kind of structure in which no matter where you’re located, no matter where you ship to, it was one cost within China. Now the new rate structures are reflecting the cost to move the goods. And production units in China are located in southwest China generally, and demand is in northeast China, close to import facilities.

At the same time, we’re seeing lower ocean freight rates that make us more competitive with these higher costs facilities in serving the primary northeastern China market. And perhaps we’ll see additional strengthening of the RMB versus the dollar in response to their current economics of their strong economy. So, we’re optimistic that the competitive advantages of local production in China are lessening and the economics of producing in Florida to serve China are strengthening.

As in Oswal, I am not current on where that remodeling and rebuild stands at this point. The new owners of that plant have had an operating history that is better than the previous owners, so when that plant comes online, I think it will be a more steady producer than it has been in the past.

David Silver - JP Morgan - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Steve Byrne with Merrill Lynch. Please proceed.

Steve Byrne - Merrill Lynch - Analyst

Thank you. Fritz,. Of the 330,000 acres of Florida land holdings that you have, could you split that into those areas that are currently in operations and/or have high value reserves, versus those areas that you’ve either previously mined, such as the Kingsford mine now closed, and those areas which are likely more valuable as residential entitlement versus phosphate rock mining?

Fritz Corrigan - The Mosaic Company - President and CEO

Steve, I appreciate you focusing on the other story in our phosphates business for just a moment. Frankly, we’re not prepared as Mosaic to give you a detailed break down of our land holdings in Florida, but we are working on them and developing our strategy for the development of those holdings, in pace with our mining activities. We will be building a land development business over the next few years to capture this undervalued asset that Mosaic possesses in the form of some 300,000 acres of land.

Steve Byrne - Merrill Lynch - Analyst

Okay. Would you care to guess how much of it is possibly divestible?

Fritz Corrigan - The Mosaic Company - President and CEO

I would rather not today, but I’ll commit to being able to do that in the future, as we develop our plans.

Steve Byrne - Merrill Lynch - Analyst

Okay. And if I may, a quick question on your global distribution business. The volumes were enormous in the quarter, and yet you’re still not making money there. What is the longer term outlook for that business?

Fritz Corrigan - The Mosaic Company - President and CEO

Good question, Steve, and its an area that is getting a lot of attention within Mosaic today. The primary problem is in Brazil, where we have about 10% of the domestic distribution market share, and you’ve undoubtedly seen some reports from our major competitor in Brazil, and their current situation. Ours is not very much different from their’s. We’ve had incredibly good growth in that market over the past three or four years. And we’re seeing a retrenchment now, based on very strong fundamentals that are working against the Brazilian farmer. And as a supplier of about 10% of their fertilizer needs, we likewise are suffering. The rest of our distribution business is doing reasonably well, but the big problem is in Brazil itself.

Steve Byrne - Merrill Lynch - Analyst

Okay. Thank you.

Operator

Your next questions comes from the line of Chris Willis with Impala Asset Management, Please proceed.

Chris Willis - Impala Asset Management - Analyst

Good afternoon. Just had a couple questions. There’s been some pretty strong rumblings in the trade and the trade press that both Uralkali and Belaruskali are about to shutdown or at least cut back production. Have you been able to pick up any details in the trade? I don’t know whether from your customers or what have you, but any chatter there, but it seems clear something is going to happen, which would be an unprecedented positive, but there’s just a lack of detail out there at the moment.

Fritz Corrigan - The Mosaic Company - President and CEO

I wish I could say, Chris, that we have the inside track on that. Certainly, the Russians are not consulting with Mosaic on those decisions, and so we don’t have any more information probably than you do, and we’re reading and trying to find out more if we can. But again, we’re reading the same news releases that you’re reading right now.

Chris Willis - Impala Asset Management - Analyst

Okay. Can you talk a little bit about your potential Brazilian restructuring? I mean, it seems like the issues in Brazil right now are pretty short term in nature. Inputs were sold at a much weaker Reais some time ago and now you’ve a stronger Reais when the crops are being sold, and there’s a pretty good squeeze going on down there. But it would seem the longer term potential is pretty positive in terms of the overall Brazilian presence. I know Bunge’s downsizing, but I think that’s more integration issue of some prior acquisitions, and so on and so forth. Any comments on how you’re viewing the Brazilian situation?

Fritz Corrigan - The Mosaic Company - President and CEO

We look at Brazil long-term as a great growth market for crop nutrients, because it’s a great growth market for agriculture, in general, and production of oil seed crops, in particular, as well as sugar, which is used in their ethanol business, and they’re growing that sector very, very rapidly. So, we’re very bullish on Brazil as a place to conduct business. The restructuring that we’re referring to is also the integration of a couple of acquisitions made in 2001, 2002, and recognition that our cost structure has got to reflect current economics and not the growth strategy that — the growth we expect over the next three to five years. So we will be doing some short term restructuring in Brazil, as Bunge has announced they’re doing. Long haul, we think Brazil is a great place to compete in the fertilizer business.

Chris Willis - Impala Asset Management - Analyst

Okay. Then, lastly, what’s your sense of inventories in Brazil? I was down there in December, and the sense I got was that inventories are in pretty reasonable shape in terms of just total product on the ground in Brazil. Any just general comments? You know, potash versus phosphate and et cetera.

Fritz Corrigan - The Mosaic Company - President and CEO

The industry has worked off its inventories. It did have a pretty good sized over hang a year ago now, as demand slowed down and while imports were continuing to roll from previous orders were continuing to roll into the country. I think today the industry is in reasonably good shape and Mosaic, in particular, its share of inventories is less than its market share by a pretty good percentage. We think we’ve bit the bullet, taken our inventories down hard to get well balanced for the reality that we see, without jeopardies the possibility of sales.

Chris Willis - Impala Asset Management - Analyst

Thank you.

Fritz Corrigan - The Mosaic Company - President and CEO

Yes.

Operator

[OPERATOR INSTRUCTIONS] At this time there are no questions appearing in queue. Correction, we have a question from David Silver. Please proceed.

David Silver - JP Morgan - Analyst

Yes, hi. I have several questions I think for Larry regarding cash flow issues, in no particular order. Could you maybe discuss first what you think the Hurricane effects were on your quarterly results and what you think any lingering effects from the storm, in either direct or indirect effects, might be? Secondly, I was wondering if you could give us your CapEx total for the year-to-date for the first half year? So if I missed that, I apologize. I didn’t get that. And then, I’m just wondering if you could highlight any costs associated with any cash costs that are associated with your ongoing restructuring program other than the USAC transaction, of course, that you think is causing some of the cash flow depletion that you cited in the current quarter? Thanks.

Larry Stranghoener, - The Mosaic Company - EVP & CFO

Sure. David, with respect to the Hurricane impact, it’s hard to quantify precisely the impact in the second quarter in that there were effects having to do with supply chain disruptions, as well as production shut downs. You saw in our phosphate results the effect of productions in the costs recorded in the second quarter. And so I think it sufficient to say that we simply ran at a higher cost than we otherwise would have, and I’d be hard pressed to be able to quantify that for you accurately. With respect to capital expenditures year to-date, we’re at $182 million, so about halfway there to our full year range of 350 to 400. And the final question was cash costs related to ongoing restructuring and synergy capture I presume is the reference. If that is indeed the reference, the amount of one time cash costs remaining with respect to synergy costs are not very significant. The most significant project under way, I think, is the enterprise resource planning system investment that I discussed. There are ongoing synergy projects still underway, but the bulk of the one-time costs, severance, relocations, headquarter transitions, are behind us at this point.

David Silver - JP Morgan - Analyst

Okay. Thanks. If I could just have one last question.

Fritz Corrigan - The Mosaic Company - President and CEO

Sure, go ahead, David.

David Silver - JP Morgan - Analyst

It just left my mind, but it was — I’ll come back to you later. I apologize.

Fritz Corrigan - The Mosaic Company - President and CEO

All right. We’ll be here.

Operator

Your next question comes from the line of Seth Harvey with UBS. Please proceed.

Seth Harvey - UBS - Analyst

Good afternoon. I just wanted to clarify. I know that you — in your release you had mentioned that you’re lowering your fertilizer volume targets. Is that in addition to what you had previously announced, I believe back in November? Is that for both segments, is that an additional reduction or is this the same reduction?

Fritz Corrigan - The Mosaic Company - President and CEO

It’s the same reduction today in the call. Earlier we said that we had a planned on 200,000 tonnes of potash volume reduction. Now that is 400,000 tonnes. The expected reduction in volume in the phosphate business is 600,000 tonnes, and that’s because we’ve cut back operations in our Louisiana and our Green Bay plants by 50% each.

Seth Harvey - UBS - Analyst

And then it’s holding in the potash?

Fritz Corrigan - The Mosaic Company - President and CEO

We’ve increased the amount of outage, a reduction from 200,000 to 400,000 tonnes in our potash business.

Larry Stranghoener, - The Mosaic Company - EVP & CFO

And, Seth, we reduced, as of this release, the sales volume forecast for potash for the full year, so that’s known.

Seth Harvey - UBS - Analyst

Okay, and if you could just talk about the seasonality. I’m just trying to get a sense of the seasonal patterns for the offshore business. With the various weakening factors going on in the Brazilian market, how should we think about Offshore’s performance relative, let’s say, to last year?

Fritz Corrigan - The Mosaic Company - President and CEO

Well, the seasonality of our southern hemisphere markets, as you would expect, a bit counter the North American spring season. We get going on shipments to South America in May and June, so you see some impact on our production volumes at that time. And the distribution businesses themselves within those countries in South America start to kick in with their spring seasons more toward August — July, August and September, as they complete their harvest and get back in with what would be considered fall fertilizer applications.

Seth Harvey - UBS - Analyst

So are you seeing any kind of timing issues or is it just overall demand is weaker than it was last year based on the kind of factors you had talked about with the Brazilian market?

Fritz Corrigan - The Mosaic Company - President and CEO

We think that the demand for fertilizer in Brazil in calendar 2006 will be flat versus 2005, and their actual application of fertilizer comes later in the year. The softer export markets that I referred to are mostly seasonal. They also are somewhat impacted by India and China on a seasonal basis. We are shipping Chinese and Australian customers in a heavy fashion currently, as they get ready for their application seasons.

Seth Harvey - UBS - Analyst

And in terms of financing, have you pursued any options in terms of re-adjusting the debt structure? I know you kind of touched on that in the last conference call.

Larry Stranghoener, - The Mosaic Company - EVP & CFO

It’s something that we continue to review and evaluate opportunities for, but we have made no final decisions with respect to our strategy at this point.

Seth Harvey - UBS - Analyst

Thanks.

Doug Hoadley - The Mosaic Company - VP - Investor Relations

Thank you. We are out of time, so that’s the end of our questions. Thank you for joining us today.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.